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Pricing Supplement No. 8 Dated February 19, 1998
(To Prospectus Supplement Dated
 December 8, 1997 and Prospectus                Filed Pursuant to Rule 424(b)(2)
 Dated October 16, 1997)                        File No. 333-35815 and 33-80775

                            CASE CREDIT CORPORATION
                   Medium-Term Notes, Series A - Fixed Rate

Agent:                                   J.P. Morgan Securities Inc.
Principal Amount:                        $10,000,000
Agent's Discount
 or Commission:                          0.35% of Principal Amount
Net Proceeds to Company:                 $9,965,000
Original Issue Date:                     February 24, 1998
Original Issue Price:                    100% of Principal Amount
Interest Rate:                           5.93%
Stated Maturity:                         February 26, 2001
Cusip Number:                            146908AC2

Regular Record Date(s) (if other than the March 15 or
September 15 immediately preceding the Interest Payment Date):
                                                              ------------------

Interest Payment Date(s) (if other than April 1 and
October 1 of each year):                                      ------------------

Redemption:

     /x/  The Notes may not be redeemed prior to Stated Maturity.
     / /  The Notes may be redeemed prior to Stated Maturity.

                  Redemption Commencement Date:
                                               -------------------
                  Redemption Price:          % of Principal Amount
                                   ----------

     The Redemption Price initially shall be __% of the Principal Amount of the Note to be redeemed and shall decline at each anniversary of the Redemption Commencement Date by __% of the Principal Amount to be redeemed until the Redemption Price is 100% of such Principal Amount.
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Repayment:

     /x/  The Notes may not be repaid prior to Stated Maturity.

     / / The Notes may be repaid prior to Stated Maturity at the option of the holder of the Note.

              Holder's Optional Repayment Date(s):
                                                   -------------------

              Holder's Optional Repayment Price:           % of Principal Amount
                                                 ----------


Original Issue Discount: / / Yes        /x/ No.

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

     Method Used to Determine Yield for Initial Accrual Period:

             / / Approximate

             / / Exact


Amortization:

     /x/  The Notes are not Amortizing Notes.

     / /  The Notes are Amortizing Notes.


                  Amortization Formula:
                                                  ----------------------

                  Amortization Payment Date(s):
                                                 --------------------------



Form of Notes:

     /x/  Book-Entry

     / /  Certificated


Agent's Capacity:

     /x/  Agent

     / /  Principal


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      If as Principal:

            / / The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.


            / /  The Agent proposes to offer the Notes at a fixed inital public
                 offering price of          % Principal Amount
                                   --------


Other Provisions:


"N/A" as used herein means "Not Applicable."


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